Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-60781, 333-96097, and 333-82682) of UniFirst Corporation of our report dated October 26, 2004, with respect to the consolidated financial statements and schedule of UniFirst Corporation included in this Annual Report (Form 10-K) for the year ended August 28, 2004.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 2004